Exhibit 99.1

Oct. 13, 2015 14:12 UTC

Argan, Inc. Appoints David Watson as Chief Financial Officer

ROCKVILLE, Md.—(BUSINESS WIRE)— Argan, Inc. (NYSE: AGX) today announced the appointment of David Watson as its new Senior Vice President and Chief Financial Officer, a position held by Board member, Cynthia Flanders since the retirement of the former CFO in late 2014. Mr. Watson will assume the post effective October 15, 2015. Ms. Flanders will continue to serve on the Company’s Board of Directors and assist with the transition.

Mr. Watson is a CPA and has held senior financial positions with public and private companies for over 15 years. Most recently Mr. Watson was the CFO and Treasurer of Gladstone Investment Corporation (NASDAQ:GAIN) and Gladstone Capital Corporation (NASDAQ:GLAD). Prior to that he served as Director of Portfolio Accounting of MCG Capital from July 2007 until January 2010.

Rainer Bosselmann, Chairman and Chief Executive Officer, commented, “We look forward to having David Watson join the Argan team. With his deep and multi-faceted experience we believe he will contribute greatly as the Company’s business activity expands. We are also extremely grateful that Ms. Flanders agreed to step into the role during the transition period following the retirement of the former CFO. We’re delighted that she will remain a key member of our Board of Directors.”

About Argan, Inc.

Argan’s primary business is designing and building simple and combined cycle natural gas-fired power plants through its Gemma Power Systems subsidiary and alternative energy plants including those powered by renewable energy sources, such as wind and solar, and biodiesel and ethanol production facilities. Argan also owns Atlantic Projects Company Limited and Southern Maryland Cable, Inc.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including but not limited to: (1) the continued strong performance of our power industry services business; (2) the Company’s ability to successfully and profitably integrate acquisitions; and 3) our ability to achieve the Company’s business strategy while we effectively manage costs and expenses. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in Argan’s filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements with respect to risk factors set forth in the Company’s most recent reports on Form 10-K and 10-Q, and other SEC filings.

Company Contact:
Rainer Bosselmann, 301-315-0027